Exhibit 99.B(d)(2)

Schedule B

to the

Investment Advisory Agreement

dated December 16, 1994

as amended and restated on December 10, 2003, March 8, 2006, December 7, 2006, March 14,
2007, August 3, 2007, March 25, 2009, June 25, 2009,

December 9, 2009 and February 16, 2010

between

SEI Institutional Managed Trust

and

SEI Investments Management Corporation

(formerly, SEI Financial Management Corporation)

This Schedule B supersedes Schedule A to the Investment Advisory Agreement between SEI Institutional Managed Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated December 16, 1994.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund	0.39%
Large Cap Value Fund	0.35%
Large Cap Growth Fund	0.40%
Tax-Managed Large Cap Fund	0.40%
Small Cap Fund	0.65%
Small Cap Value Fund	0.65%
Small Cap Growth Fund	0.65%
Tax-Managed Small Cap Fund	0.65%
Mid-Cap Fund	0.40%
Core Fixed Income Fund	0.275%
U.S. Fixed Income Fund	0.275%
High Yield Bond Fund	0.4875%
Real Estate Fund	0.65%
U.S. Managed Volatility Fund	0.65%
Enhanced Income Fund	0.40%
Global Managed Volatility Fund	0.65%
Real Return Fund	0.22%
Tax-Managed Managed Volatility Fund	0.65%
Prime Obligation Fund	0.06%
S&P 500 Index Fund	0.03%
Multi-Strategy Alternative Fund	1.50%

SEI Institutional Managed Trust		SEI Investments Management Corporation

By:	/s/ David F. McCann	By:	/s/ Aaron C. Buser

Name:	David F. McCann	Name:	Aaron C. Buser

Position:	Vice President and Assistant Secretary	Position:	Vice President and Assistant Secretary